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                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE





                                                             February 20, 1997


                          First Deposit Master Trust
                           Asset Backed Certificates


Dear Sirs:


                  We have acted as counsel for First Deposit
National Bank, a national banking association ("FDNB"), and Providian National Bank, a national banking association ("PNB"), in connection with the filing by FDNB and PNB, on behalf of the First Deposit Master Trust (the "Trust"), with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") registering Asset Backed Certificates representing undivided interests in certain assets of the Trust (the "Certificates"). The Certificates of a particular Series will be issued pursuant to the Pooling and Servicing Agreement dated as of June 1, 1993 (the "Pooling and Servicing Agreement"), among FDNB, PNB and Bankers Trust Company, as Trustee, and a related Series Supplement to the Pooling and Servicing Agreement (a "Series Supplement") among FDNB, PNB and the Trustee, substantially in the forms filed as Exhibits 4.1 and 4.2, respectively, to the Registration Statement.

                  In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.


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                  Based upon the foregoing, we are of opinion as
follows:

                  1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by each of FDNB and PNB, and constitutes the legal, valid and binding obligation of each of FDNB and PNB enforceable against FDNB and PNB in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect). The enforceability of the obligations of FDNB and PNB under the Pooling and Servicing
Agreement is also subject to general principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law) and no opinion is expressed as to the availability of equitable remedies, including specific performance and injunctive relief.

                  2. When the Series Supplement relating to a particular Series of Certificates is duly authorized, executed and delivered by each of FDNB, PNB and the Trustee, such Series Supplement will constitute the legal, valid and binding obligations of each of FDNB and PNB enforceable against FDNB and PNB in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect).
The enforceability of the obligations of FDNB and PNB under such Series Supplement is also subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and no opinion is expressed as to the availability of equitable remedies, including specific performance and injunctive relief.

                  3. When the Certificates of a particular Series have been duly authorized by FDNB and PNB, when such Certificates have been duly executed and authenticated in accordance with the terms of the Pooling and Servicing
Agreement and the related Series Supplement and when such Certificates have been delivered and sold as contemplated by the Registration Statement, such Certificates will be validly issued and outstanding and entitled to the benefits provided for by the Pooling and Servicing Agreement and such Series Supplement.


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                  We are admitted to practice only in New York and
our opinion is limited to matters governed by the laws of the State of New York and the Federal laws of the United
States.

                  We know that we are referred to under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibits 5.1 and 24.1 thereto.



                                            Very truly yours,


                                            /s/ CRAVATH, SWAINE & MOORE


First Deposit National Bank
      295 Main Street
           Tilton, NH 03276

Providian National Bank
      53 Regional Drive
           Concord, NH 03301

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